U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

    LAMPROPOULOS                       FRED              P.
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     (Last)                          (First)              (Middle)

     1600 West Merit Parkway
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                                    (Street)
     South Jordan                      UT                  84095
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     (City)                          (State)                (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Merit Medical Systems, Inc.    (MMSI)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     October 30, 2002
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5.   If Amendment, Date of Original (Month/Year)


                                Page 1 of 3 Pages

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                                [X]   10% Owner
     [X]  Officer (give title below)              [ ]   Other (specify below)
                                                      President & CEO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]   Form filed by one Reporting  Person
     [ ]   Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned

                                                                                     5.            6.
                                                       4.                            Amount of     Owner-
                                                       Securities Acquired (A) or    Securities    ship
                                                       Disposed of (D)               Beneficially  Form:         7.
                                        3.             (Instr. 3, 4 and 5)           Owned at End  Direct        Nature of
                       2.               Transaction                                 of Issuer's   (D) or        Indirect
1.                     Transaction      Code                   (A)                   Fiscal Year   Indirect      Beneficial
Title of Security      Date            (Instr. 8)      Amount   or   Price          (Instr. 3     (I)            Ownership
(Instr. 3)            (mm/dd/yy)       Code    V               (D)                   and 4)       (Instr.4)     (Instr. 4)
===========================================================================================================================
Common Stock           10/30/02         S              1,000    D    $23.4125                      D
No Par Value
---------------------------------------------------------------------------------------------------------------------------
Common Stock
No Par Value           10/30/02         S              1,000    D    $23.45                        D
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Common Stock
No Par Value           10/30/02         S              1,000    D    $23.50                        D
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Common Stock
No Par Value           10/30/02         S              1,000    D    $23.60                        D
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Common Stock
No Par Value           10/30/02         S              1,000    D    $23.75                        D
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Common Stock
No Par Value           10/30/02         S              1,000    D    $24.02                        D
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Common Stock
No Par Value           10/30/02         S              1,000    D    $24.15                        D
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Common Stock
No Par Value                                                                        638,258
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Common Stock                                                                                                   by 401(k)
No Par Value                                                                        29,433(1)                  Plan (1)
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*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                Page 2 of 3 Pages

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially   Owned
               (e.g.,   puts,  calls, warrants, options, convertible securities)
================================================================================



                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
             2.                                                                                            Deriv-   of
             Conver-                           5.                              7.                          ative    Deriv-   11.
             sion                              Number of                       Title and Amount            Secur-   ative    Nature
             or                                Derivative    6.                of Underlying       8.      ities    Secur-   of
             Exer-                             Securities    Date              Securities          Price   Bene-    ity:     In-
             cise     3.                       Acquired (A)  Exercisable and   (Instr. 3 and 4)    of      ficially Direct   direct
             Price    Trans-   4.              or Disposed   Expiration Date                       Deriv-  Owned    (D) or   Bene-
1.           of       action   Trans-          of (D)        (Month/Day/Year)            Amount    ative   at End   In-      ficial
Title of     Deriv-   Date     action          (Instr. 3,                                or        Secur-  of       direct   Owner
Derivative   ative    (Month  /Code            4 and 5)      Date     Expira-            Number    ity     Year     (I)      -ship
Security     Secur-   Day/     (Instr. 8                     Exer-    tion               of        (Instr.(Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)    Code    V      (A)   (D)      cisable  Date     Title     Shares    5)      4)       4)       4)

===================================================================================================================================
Non-qualified $3.76    N/A                                   05/07/99  11/07/03 Common                      125,000   D
stock options                                                (5)                Stock
(Right to Buy)
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Non-qualified $3.68    N/A                                   09/30/99  03/31/04 Common                      31,250    D
stock options                                                (6)                Stock
(Right to Buy)
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Non-qualified $3.76    N/A                                   05/26/99  05/26/04 Common                      11,719    D
stock options                                                                   Stock
(Right to Buy)
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Non-qualified $2.88    N/A                                   05/24/00  05/24/05 Common                      11,719    D
stock options                                                                   Stock
(Right to Buy)
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Non-qualified $2.88    N/A                                   01/24/01  05/24/05 Common                      62,500    D
stock options                                                                   Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $3.68    N/A                                   02/12/02  02/12/11 Common                      62,500    D
stock options                                                (2)                Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $5.0624  N/A                                   05/23/01  05/23/11 Common                      15,625    D
stock options                                                                   Stock
(Right to Buy)
-----------------------------------------------------------------------------------------------------------------------------------
Non-qualified $13.5280 N/A                                   12/08/02  12/08/11 Common                      50,000    D
stock options                                                (3)                Stock
(Right to Buy)
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Non-qualified $16.99   N/A                                   05/23/02  05/23/12 Common                      10,000    D
stock options                                                                   Stock
(Right to Buy)
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===================================================================================================================================


Explanation of Responses:
(1) Represent plan holdings as of 12/31/01 based upon most recent plan statement timely distributed
(2) Become Exercisable in equal annual installments of 20% commencing 02/12/02
(3) Become Exercisable in equal annual installments of 20% commencing 12/08/02
(5) Become Exercisable in equal annual installments of 20% commencing 05/07/99
(6) Become Exercisable in equal annual installments of 20% commencing 09/30/99

/s/   KENT W. STANGER                            10/31/02
-----------------------------------              -----------
      **Signature of Reporting Person Date Kent W. Stanger as Attorney-in-Fact pursuant to a Power of Attorney dated Agusut 10, 1992, a manually signed copy of which is on file with the Commission and is incorporated herein by reference.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                Page 3 of 3 Pages